Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Reports Third-Quarter Earnings

Board Declares Quarterly Dividend of 16 Cents per Common Share

TOLEDO, Ohio, October 26, 2006 — Manor Care, Inc. (NYSE:HCR) today announced third-quarter earnings per share of 60 cents per diluted share on net income of $47 million. This compares to 60 cents per diluted share in the 2005 third quarter, which included the positive impact of certain unusual items that produced a net gain of about 8 cents per share. Revenues of $916 million were up 9 percent from $840 million in the prior-year quarter.

For the nine months, revenues were $2.68 billion, and net income was $117 million, or $1.48 per diluted share, which includes some unusual items in the first quarter.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 16 cents per share. The dividend is payable on November 20, 2006 to shareholders of record on November 6, 2006.

“Our excellent earnings performance this quarter was driven by continuing strong operating fundamentals and solid cost controls,” said Paul A. Ormond, Manor Care chairman, president and CEO. “By expanding our capabilities to care for those with complex medical and rehabilitation needs and helping them return home, we have driven census in our skilled nursing centers in 2006 to its highest level in more than a decade. We have focused on meeting the needs of our patients and their families and have achieved an enviable record of success in meeting patients’ outcome goals, in a very cost-effective setting. This focus has gained us an increasing mix of Medicare

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and managed care/insurance revenues. During the 2006 third quarter, our census remained near its historical high, as did our quality mix of Medicare, managed care/insurance and private pay revenues. Census and quality mix were both approximately 100 basis points higher than in the 2005 third quarter.

“Our hospice and home care business continued on a strong growth path, building on the respected foundation of our skilled nursing business. Revenues rose 29 percent over the previous-year quarter, and now have an annual run rate of more than $500 million. We have parlayed a balance of organic growth and selective acquisitions into an organization comprising 114 offices in 25 states, making us the third largest provider of hospice care in the U.S. and one of the top 10 providers of home care.”

During the third quarter, the federal government withheld industry providers’ Medicare reimbursement payments for the last nine days of September, which limited Manor Care’s operating cash flow in the quarter to $6 million. But reimbursement of approximately $65 million related to this time period was made by the government in the first week of October. This made the normalized operating cash flow for the quarter consistent with the levels recorded in the first two quarters of 2006, which totaled approximately $150 million for the six months.

During the third quarter, Manor Care also completed the expansion of nine skilled nursing centers. Thirty nursing center expansions, including 18 related to expanding physical rehabilitation space and capabilities, are ongoing. Four new skilled nursing centers are under construction.

“Emphasizing fundamentals has led to increased census and a higher-revenue patient mix in 2006,” Mr. Ormond said. “It has enabled us to generate the cash to finance our growth, reinvest in our assets, buy back shares of our stock, pay a significant dividend and generally enhance shareholder value. At the same time, we have managed our costs so that annual percentage increases have remained in a targeted range. We are pleased that our results in the 2006 third quarter maintained the trend of strong census, and we look forward to continuing to benefit from our strong

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operating fundamentals.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2006 third quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website http://www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 7669413. This rebroadcast will be available until midnight, October 31. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings

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made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
		(In thousands, except per share amounts)
Revenues	$915,515	$840,279	$2,679,024	$2,553,240
Expenses
Operating	752,495	688,154	2,211,511	2,116,525
General and administrative	45,437	39,673	141,334	116,619
Depreciation and amortization	36,732	34,592	108,820	103,668
Asset impairment	—	2,451	11,082	2,451

	834,664	764,870	2,472,747	2,339,263

Income before other income (expenses) and
income taxes	80,851	75,409	206,277	213,977
Other income (expenses):
Interest expense	(8,749)	(11,026)	(23,668)	(31,358)
Early extinguishment of debt	—	(4,053)	—	(4,053)
Gain (loss) on sale of assets	(125)	17,296	(284)	17,505
Equity in earnings of affiliated companies	971	1,276	4,558	4,099
Interest income and other	203	1,635	1,431	2,708

Total other income (expenses), net	(7,700)	5,128	(17,963)	(11,099)

Income before income taxes	73,151	80,537	188,314	202,878
Income taxes	26,649	30,350	69,256	74,249

Income before cumulative effect	46,502	50,187	119,058	128,629
Cumulative effect of change in accounting principle, net of tax	—	—	(2,476)	—

Net income	$46,502	$50,187	$116,582	$128,629

Earnings per share — basic:
Income before cumulative effect	$0.63	$0.61	$1.56	$1.52
Cumulative effect	—	—	(0.03)	—

Net income	$0.63	$0.61	$1.53	$1.52

Earnings per share — diluted:
Income before cumulative effect	$0.60	$0.60	$1.51	$1.49
Cumulative effect	—	—	(0.03)	—

Net income	$0.60	$0.60	$1.48	$1.49

Weighted-average shares:
Basic	73,833	81,699	76,326	84,737
Diluted	77,386	83,651	78,887	86,482
Cash dividends declared per common share	$0.16	$0.15	$0.48	$0.45

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
	2006	2005
	(In thousands)
Cash	$15,299	$12,293
Other current assets	627,942	519,036
Property and equipment	1,483,989	1,484,475
Other	347,343	323,430

Total assets	$2,474,573	$2,339,234

Current liabilities	$474,955	$449,736
Current portion of long-term debt	44,220	25,435
Long-term debt	956,209	707,666
Other long-term liabilities	383,082	382,674
Shareholders’ equity	616,107	773,723

Total liabilities and shareholders’ equity	$2,474,573	$2,339,234

Shares outstanding	73,944	78,729
YTD shares repurchased $270.6 million	5,818

Selected Statistics (unaudited)

	Quarter ended September 30,
	2006	2005
Occupancy	89%	88%
Revenue allocation:
Private and other	33%	33%
Medicare	39%	38%
Medicaid	28%	29%
Quality Mix	72%	71%
Per Diems:
Private and other (excluding assisted living)	$227.02	$213.70
Private and other (assisted living)	$123.05	$118.08
Medicare	$383.16	$361.13
Medicaid	$153.13	$146.49
Number of Facilities:
Skilled nursing facilities	276	276
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	37,941	37,942
Assisted living facilities	5,080	5,080
Outpatient therapy clinics	91	91
Hospice and home health offices	114	99
Skilled nursing facility wage rate increases
third quarter 2006 to 2005	4%
Cash flow from operations (in millions)	$6	$140
Capital Expenditures (in millions):
Maintenance and renovations	$24	$25
New construction	$14	$8